RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

UNDER THE

INVESTMENT COMPANY ACT OF 1940

February 24, 2025

I.	INTRODUCTION

In accordance with the exemptive relief granted by the Securities and Exchange Commission to permit the Russell Investments New Economy Infrastructure Fund and Russell Investments Strategic Credit Fund (each, a “Fund” and together, the “Funds”) to offer multiple classes of shares, which subjects the Funds to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), as if they were open-end management investment companies, this Plan describes the multi-class structure that will apply to shares of beneficial interest, $0.01 par value per share (“Shares”) of each Fund, including the separate class arrangements for the service and distribution of Shares, the method for allocating the expenses, income, gain and loss of each Fund among its classes, and any related exchange privileges and conversion features that apply to the different classes.

II.	THE MULTI-CLASS STRUCTURE

Each Fund is authorized to issue Class F and Class I Shares.

Shares of each class of a Fund represent an equal pro rata interest in the underlying assets of that Fund, and generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (1) each class of Shares offered in connection with a Rule 12b-1 plan or shareholder services plan would bear certain fees under its respective plan and would have exclusive voting rights on matters pertaining to that plan and any related agreements; (2) each class of Shares may contain a different conversion feature; (3) each class of Shares may bear differing amounts of certain Class Expenses (as defined below); (4) different policies may be established with respect to the payment of distributions on the classes of Shares of the Fund to equalize the net asset values of the classes or, in the absence of such policies, the net asset value per share of the different classes may differ at certain times; (5) each class of Shares of the Fund might have different exchange privileges from another class; and (6) each class of Shares of the Fund would have a different class designation from another class of that Fund. Each class of Shares shall also have the distinct features described in Section III, below.

III.	CLASS ARRANGEMENTS

A.	SHAREHOLDER SERVICES PLAN

Each Fund has adopted a Shareholder Services Plan with respect to Class I Shares of the Fund (the “Shareholder Services Plan”). The Shareholder Services Plan contains the following terms:

Each Fund may compensate Russell Investments Financial Services, LLC (the Funds’ distributor) or any broker-dealers, banks, investment advisers, financial planners and other financial institutions that are dealers of record or holders of record or that have a servicing relationship with the beneficial owners or record holders of Class I Shares of that Fund for any activities or expenses primarily intended to assist, support or service their clients who beneficially own or are record holders of Class I Shares of that Fund, as set forth in a shareholder services agreement, subject to an annual limit of 0.25% of the average net asset value of that Fund’s Class I Shares.

B.	ALLOCATION OF EXPENSES AND INCOME

1.	“FUND” EXPENSES

The income, realized gains and losses, unrealized depreciation and expenses (other than “Class Expenses,” as defined below) of each Fund shall be allocated to each Class on the basis of its net asset value relative to the net asset value of the Fund. These expenses include expenses of a Fund not attributable to a particular class of that Fund (“Fund Expenses”).

Fund Expenses include, but are not limited to:

(a)	Trustees’ fees and expenses (other than those set forth below),

(b)	insurance costs,

(c)	certain legal fees,

(d)	the expense of holding shareholder meetings for a Fund (other than those set forth below),

(e)	printing expenses (other than those set forth below),

(f)	custodial fees,

(g)	advisory fees,

(h)	other expenses relating to the management of a Fund’s assets,

(i)	certain registration fees (i.e., state registration fees imposed on a Fund-wide basis and SEC registration fees),

(j)	fund accounting fees (other than those set forth in Section B.2 below),

(k)	audit fees (other than those set forth in Section B.2 below),

(l)	transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping service fees (other than those set forth in Section B.2 below),

(m)	fund administration fees (other than those set forth in Section B.2 below), and

(n)	litigation expenses, including legal expenses (other than those set forth in Section B.2 below).

2.	“CLASS” EXPENSES

Class expenses include the following types of expenses, which are attributable to a particular class (“Class Expenses”):

(a)	payments pursuant to the Shareholder Services Plan for that class,

(b)	transfer agent fees attributable to a specific class,

(c)

fees related to the preparation of separate documents for a particular class, such as a separate prospectus or shareholder report, including printing and postage expenses related to distribution of those documents to shareholders of a specific class,

(d)	registration fees relating to a specific class of Shares (other than those set forth in Section B.1 above),

(e)	the expense of administrative personnel and services as required to support the shareholders of a specific class,

(f)	litigation expenses, including legal expenses, relating solely to a specific class of Shares,

(g)	legal expenses relating solely to a specific class of Shares,

(h)	audit or fund accounting expenses relating solely to a specific class of Shares,

(i)	Trustees’ fees incurred solely as a result of issues relating to a specific class of Shares, and

(j)	the expense of holding meetings solely for shareholders of a specific class.

Expenses described in subpart (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses of a Fund described in this paragraph may (but need not) be allocated as Class Expenses, but only if the Fund’s Treasurer has determined, in consultation with counsel, that the allocation of such expenses by class is consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense, and in the event a Fund Expense becomes reasonably allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and amendment of this Plan as set forth in Section 4.B. below.

3.	WAIVERS OR REIMBURSEMENTS OF EXPENSES

Expenses may be waived or reimbursed by any adviser to a Fund, by a Fund’s underwriter or any other provider of services to a Fund without the prior approval of the Fund’s Board of Trustees.

C.	EXCHANGE PRIVILEGES

Shareholders of a Fund may, to the extent provided from time to time in the Fund’s registration statement under the Securities Act of 1933, as amended (the “1933 Act”), exchange Shares of a particular class for Shares of a different class in the same Fund, each at the relative net asset values of the respective Shares to be exchanged and with no sales charge; provided, that the Shares to be acquired in the exchange are, as may be necessary, registered under the 1933 Act, qualified for sale in the shareholder’s state of residence and subject to the applicable requirements, if any, as to minimum amount.

D.	CONVERSION FEATURE

To the extent provided from time to time in a Fund’s registration statement under the 1933 Act, shares of a class of the Fund may contain a conversion feature whereby they could automatically convert into Shares of a different class after a prescribed period following the purchase of the convertible Shares. Shares acquired through the reinvestment of dividends and other distributions paid with respect to convertible Shares also shall have a conversion feature. All conversions shall be on the basis of the relative net asset values of the two classes of Shares, without the imposition of any sales or other charge. Any asset-based sales or other charge applicable to the class of Shares into which the original Shares were converted shall thereafter apply to the converted Shares.

IV.	BOARD REVIEW

A.	INITIAL APPROVAL

The Board of Trustees of each Fund, including a majority of the Trustees who are not interested persons of the Funds, as defined under the 1940 Act (the “Independent Trustees”), at a meeting held on February 24, 2025, initially approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of Shares of each Fund individually and each Fund as a whole.

B.	APPROVAL OF AMENDMENTS

Before any material amendments to this Plan, the Funds’ Board of Trustees, including a majority of the Independent Trustees, must find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of Shares of that Fund individually and that Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of a Fund shall request and evaluate such information, as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered subsidization of one class by another, and other potential conflicts of interest between classes.

C.	PERIODIC REVIEW

The Board of Trustees of the Funds shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements.

V.	EFFECTIVE DATE

The Plan first became effective as of February 24, 2025.